Exhibit 99.1

PRESS RELEASE

SEACOR MARINE ANNOUNCES THIRD QUARTER 2019 RESULTS

Houston, Texas

November 8, 2019

FOR IMMEDIATE RELEASE - SEACOR Marine Holdings Inc. (NYSE:SMHI) (the “Company” or “SEACOR Marine”), a leading provider of marine and support transportation services to offshore oil and natural gas and wind farm facilities worldwide, today announced results for its third quarter ended September 30, 2019.

As a result of the announcement of the pending sale of its North Sea Standby Safety business on November 1, 2019, the Company has classified its standby safety assets as held for sale as of the end of the third quarter 2019.  The highlights included below represent the results from continuing operations, which exclude the standby safety operations because they are classified as discontinued operations.

Third quarter highlights from continuing operations include:

•

Total operating revenues from continuing operation increased 4% to $54.7 million from $52.8 million in the second quarter of 2019, primarily due to lower drydocking days in the U.S. and higher contributions from the Company’s international liftboats. Utilization increased 5% from the second quarter 2019 primarily due to a decrease in the number of available days as a result of asset sales during the last twelve months.  Operating loss decreased to $6.0 million from $18.8 million in the second quarter of 2019.

•

Consolidated direct vessel profit (“DVP”)(1) for the third quarter of 2019 increased by $10.1 million, or 58%, to $27.5 million from $17.4 million in the second quarter of 2019. All regions experienced DVP improvement.

•

Average dayrates, excluding the CTV fleet, increased to $10,946 from $10,387 in the second quarter of 2019. This is the highest average dayrate the Company has experienced since the first quarter of 2016.

•

Wind energy support revenues for the third quarter of 2019 increased by $1.4 million to $11.9 million from $10.5 million in the second quarter of 2019, a 14% increase, and DVP for this activity increased by $2.5 million to $6.9 million from $4.4 million in the second quarter of 2019, a 56% increase.  This growth included both organic improvement in utilization and average dayrates for the CTV fleet and the full quarter contribution of a multi-year contract in Europe for one liftboat.

•

The third quarter results include one-time restructuring charges of $3.3 million arising from the Company’s continuing cost reduction initiatives. During the third quarter of 2019, the Company implemented initiatives providing $4.6 million in annualized recurring administrative and general savings and maintained its target of projected annual savings of at least $8.0 million. The Company anticipates that the initiatives will impact all of its reportable segments and expects the bulk of the initiatives to be completed by the second quarter of 2020.

Chief Executive Officer John Gellert commented on SEACOR Marine's third quarter results:

“I am pleased with our performance during the third quarter of 2019, which saw the highest direct vessel profit (“DVP”) and utilization from continuing operations since the fourth quarter of 2014. This improved margin reflects the strategic positioning and high grading of our fleet worldwide. We continued to implement our aggressive cost-cutting initiative and have already achieved more than 50% of our annualized target savings, and expect full implementation by mid 2020.

“Consistent with our strategy of reducing costs, we are actively identifying opportunities to optimize our regional footprint and are focusing our resources on core assets, regions and services with the highest earning potential. This past quarter we announced the sale of our North Sea standby safety business, which will occur in the fourth quarter of 2019. In addition to this pending sale, we sold seven vessels during the third quarter, bringing our total vessel sales to 15 for the year. I remain confident that these efforts will put us on the path to achieving profitability independent of a full market recovery in oil and gas services.”

For the third quarter of 2019, net loss attributable to SEACOR Marine’s continuing operations was $11.4 million ($0.49 loss per basic and diluted share), and operating loss was $4.4 million.  Net loss attributable to SEACOR Marine’s continuing operations for the third quarter of 2018 was $18.9 million ($.85 loss per basic and diluted share) and operating loss was $13.5 million.

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(1)

Direct vessel profit (defined as operating revenues less operating costs and expenses, “DVP”) is the Company’s measure of segment profitability when applied to reportable segments and a non-GAAP measure when applied to individual vessels, fleet categories or the combined fleet.  DVP is a critical financial measure used by the Company to analyze and compare the operating performance of its individual vessels, fleet categories, regions and combined fleet, without regard to financing decisions (depreciation for owned vessels vs. leased-in expense for leased-in vessels).  DVP is also useful when comparing the Company’s fleet performance against those of our competitors who may have differing fleet financing structures.  DVP has material limitations as an analytical tool in that it does not reflect all of the costs associated with the ownership and operation of our fleet, and it should not be considered in isolation or used as a substitute for our results as reported under GAAP.  See page 8 for reconciliation of DVP to GAAP Operating Income (Loss), its most comparable GAAP measure.

* * * * *

 SEACOR Marine provides global marine and support transportation services to offshore oil and natural gas and windfarm facilities worldwide.  SEACOR Marine and its joint ventures operate a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provide construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair.  Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

 Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters.  Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by the management of the Company.  These statements are not guarantees of future performance and actual events or results may differ significantly from these statements.  Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, many of which are beyond the Company’s control.  It should be understood that it is not possible to predict or identify all such factors.  Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties.  Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements.  Forward-looking statements speak only as of the date of the document in which they are made.  The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law.  It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any).  These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.

For all other requests, contact Connie Morinello at (346) 980-1700 or InvestorRelations@seacormarine.com

SEACOR MARINE HOLDINGS INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS (in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating Revenues	$54,700	$58,169	$152,422	$144,670
Costs and Expenses:
Operating	27,211	38,400	97,747	99,839
Administrative and general	12,509	11,767	36,148	39,182
Lease expense	4,171	3,292	12,636	9,881
Depreciation and amortization	16,091	16,397	48,600	52,940
	59,982	69,856	195,131	201,842
Gain (loss) on Asset Dispositions and Impairments, Net	861	(1,765)	(2,719)	(3,493)
Operating Loss	(4,421)	(13,452)	(45,428)	(60,665)
Other Income (Expense):
Interest income	$317	305	886	869
Interest expense	(7,362)	(7,660)	(22,659)	(20,077)
SEACOR Holdings guarantee fees	(26)	(5)	(87)	(24)
Loss on Debt Extinguishment	—	(638)	—	(638)
Derivative (gains) losses, net	3,057	4,387	734	(9,797)
Foreign currency gains, net	(370)	(296)	(624)	(967)
Other, net	—	678	—	678
	(4,384)	(3,229)	(21,750)	(29,956)
Loss from Continuing Operations Before Income Tax Benefit and Equity in Earnings of 50% or Less Owned Companies	(8,805)	(16,681)	(67,178)	(90,621)
Income Tax Expense (Benefit)	1,277	1,248	(5,606)	(13,304)
Loss from Continuing Operations Before Equity in Earnings of 50% or Less Owned Companies	(10,082)	(17,929)	(61,572)	(77,317)
Equity in Losses of 50% or Less Owned Companies	(1,325)	(1,022)	(11,879)	(1,734)
Loss from Continuing Operations	(11,407)	(18,951)	(73,451)	(79,051)
(Loss) Income on Discontinued Operations, Net of Tax	(6,834)	3,185	(3,327)	4,968
Net Loss	(18,241)	(15,766)	(76,778)	(74,083)
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	204	191	(4,395)	(4,269)
Net Loss attributable to SEACOR Marine Holdings Inc.	$(18,445)	$(15,957)	$(72,383)	$(69,814)

Basic and Diluted Income (Loss) Per Common Share and Warrants of SEACOR Marine Holdings Inc.
Continuing operations (Basic)	$(0.49)	$(0.85)	$(2.95)	$(3.66)
Discontinued operations (Basic)	$(0.29)	$0.14	$(0.14)	$0.24
	$(0.78)	$(0.71)	$(3.09)	$(3.42)

Continuing operations (Diluted)	$(0.49)	$(0.85)	$(2.95)	$(3.66)
Discontinued operations (Diluted)	$(0.29)	$0.14	$(0.14)	$0.24
	$(0.78)	$(0.71)	$(3.09)	$(3.42)

Weighted Average Common Shares and Warrants Outstanding:
Basic and diluted shares	23,740,718	22,512,886	23,406,759	20,391,297

SEACOR MARINE HOLDINGS INC. UNAUDITED CONSOLIDATED STATEMENTS OF LOSS (in thousands, except statistics and per share data)

	Three Months Ended		Nine Months Ended
	Sep. 30, 2019	Sep. 30, 2018	Sep. 30, 2019	Sep. 30, 2018
Time Charter Statistics:
Average Rates Per Day Worked (excluding crew transfer)	$10,946	$10,690	$10,387	$9,971
Average Rates Per Day	$6,981	$7,060	$6,970	$6,840
Fleet Utilization (excluding crew transfer)	64%	56%	60%	51%
Fleet Utilization	74%	67%	67%	58%
Fleet Available Days (excluding crew transfer)	6,048	7,310	19,034	22,056
Fleet Available Days	9,578	10,808	29,484	32,341
Operating Revenues:
Time charter	$49,747	$50,866	$137,836	$128,992
Bareboat charter	1,765	1,168	4,297	3,467
Other marine services	3,188	6,135	10,289	12,211
	54,700	58,169	152,422	144,670
Costs and Expenses:
Operating:
Personnel	15,879	19,166	50,416	50,489
Repairs and maintenance	5,495	7,581	20,686	20,706
Drydocking	515	3,666	5,082	6,670
Insurance and loss reserves	1,198	1,623	4,375	4,466
Fuel, lubes and supplies	2,910	3,715	8,918	9,548
Other	1,214	2,649	8,270	7,960
	27,211	38,400	97,747	99,839
Direct Vessel Profit	27,489	19,769	54,675	44,831
Other Costs and Expenses:
Lease expense	4,171	3,292	12,636	9,881
Administrative and general	12,509	11,767	36,148	39,182
Depreciation and amortization	16,091	16,397	48,600	52,940
	32,771	31,456	97,384	102,003
Gains (Losses) on Asset Dispositions and Impairments, Net	861	(1,765)	(2,719)	(3,493)
Operating Loss	(4,421)	(13,452)	(45,428)	(60,665)
Other Income (Expense):
Interest income	317	305	886	869
Interest expense	(7,362)	(7,660)	(22,659)	(20,077)
SEACOR Holdings guarantee fees	(26)	(5)	(87)	(24)
Debt extinguishment loss	—	(638)		(638)
Derivative losses (gains), net	3,057	4,393	734	(9,797)
Foreign currency gains, net	(370)	(302)	(624)	(967)
Other, net	—	678	—	678
	(4,384)	(3,229)	(21,750)	(29,956)
Loss Before from Continuing Operations Before Income Tax Benefit and Equity in Earnings of 50% or Less Owned Companies	(8,805)	(16,681)	(67,178)	(90,621)
Income Tax Expense (Benefit)	1,277	1,248	(5,606)	(13,304)
Loss from Continuing Operations Before Equity in Earnings of 50% or Less Owned Companies	(10,082)	(17,929)	(61,572)	(77,317)
Equity in Losses of 50% or Less Owned Companies	(1,325)	(1,022)	(11,879)	(1,734)
Loss from Continuing Operations	(11,407)	(18,951)	(73,451)	(79,051)
(Loss) Income from Discontinued Operations, Net of Tax	(6,384)	3,185	(3,327)	4,968
Net Loss	(17,791)	(15,766)	(76,778)	(74,083)
Net Income (Loss) attributable to Noncontrolling Interests in Subsidiaries	204	191	(4,395)	(4,269)
Net Loss attributable to SEACOR Marine Holdings Inc.	$(17,995)	$(15,957)	$(72,383)	$(69,814)

Basic and Diluted Income (Loss) Per Common Share and Warrants of SEACOR Marine Holdings Inc.
Continuing operations (Basic)	$(0.49)	$(0.85)	$(2.95)	$(3.66)
Discontinued operations (Basic)	$(0.29)	$0.14	$(0.14)	$0.24
	$(0.78)	$(0.71)	$(3.09)	$(3.42)

Continuing operations (Diluted)	$(0.49)	$(0.85)	$(2.95)	$(3.00)
Discontinued operations (Diluted)	$(0.29)	$0.14	$(0.14)	$0.24
	$(0.78)	$(0.71)	$(3.09)	$(2.76)
Weighted Average Common Shares and Warrants Outstanding:
Basic and Diluted	23,741	22,513	23,408	20,391

Common Shares and Warrants Outstanding at Period End	23,371	22,709	23,371	22,709

SEACOR MARINE HOLDINGS INC. UNAUDITED FLEET COUNTS

	Owned	Joint Ventured	Leased-in	Managed	Total (1)
September 30, 2019
AHTS	5	—	4	—	9
FSV	34	4	1	—	39
Supply	7	34	—	2	43
Specialty	1	3	—	2	6
Liftboats	14	—	2	—	16
Crew transfer	38	5	—	—	43
Discontinued Operations	18	—	—	—	18
	117	46	7	4	174
December 31, 2018
AHTS	8	—	4	—	12
FSV	32	5	1	3	41
Supply	7	30	—	2	39
Specialty	1	4	—	2	7
Liftboats	17	—	2	—	19
Crew transfer	38	4	—	—	42
Discontinued Operations	18	1	—	—	19
	121	44	7	7	179

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(1)	Excludes three owned and one leased-in offshore support vessels that have been retired and removed from service.